Exhibit 4.42

AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

AMENDMENT NO. 1 made effective the 2nd day of April 2012 to the Administrative Services Agreement dated the 3rd day of April 2007 (the “Administrative Services Agreement”); by and between CAPITAL PRODUCT PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands (“CLP”), and CAPITAL SHIP MANAGEMENT CORP., a company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank building, 6th floor, Samuel Lewis Avenue, Panama, and a representative office established in Greece at 3, Iassonos Street, Piraeus Greece (“CSM”).

WHEREAS:

A.	CLP owns vessels and requires certain administrative support services for the operation of its fleet;

B.	Pursuant to the Administrative Services Agreement, CLP has engaged CSM to provide such administrative support services to CLP on the terms set out therein;

C.	CLP has requested that CSM agree to amend certain provisions of the Administrative Services Agreement, as set forth herein; and

D.	CSM is willing to agree to such amendments as set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree, on the terms and subject to the conditions set forth herein, as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Administrative Services Agreement.

Section 2. Amendments. Section 10 of the Administrative Services Agreement is hereby amended to read in its entirety as follows:

“Section 10. Term And Termination. This Agreement shall have an initial term of ten years unless terminated by either party hereto on not less than one hundred and twenty (120) days notice if:

(a) in the case of CLP, there is a Change of Control of CSM and in the case of CSM, if there is a Change of Control of CGP or CLP;

(b) in the case of CSM and at the election of CSM, there is a Change of Control of CLP;

(c) the other party breaches this Agreement;

(d) a receiver is appointed for all or substantially all of the property of the other party;

(e) an order is made to wind-up the other party;

(f) a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(g) the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.”

Section 3. Effectiveness of Amendment. This Amendment shall become effective as of the date hereof (the “Amendment Effective Date”). All other terms and conditions of the Administrative Services Agreement shall remain in full force and effect.

Section 4. Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, amend, or otherwise affect the rights and remedies of CLP or CSM under the Administrative Services Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Administrative Services Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle CLP or CSM to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Administrative Services Agreement in similar or different circumstances. This Amendment shall apply and be effective with respect to the matters expressly referred to herein. After the Amendment Effective Date, any reference to the Administrative Services Agreement shall mean the Administrative Services Agreement with such amendments effected hereby.

Section 5. Counterparts.   This Amendment may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

IN WITNESS WHEREOF the Parties have executed this Amendment by their duly authorized signatories with effect on the date first above written.

CAPITAL PRODUCT PARTNERS L.P. BY ITS GENERAL PARTNER, CAPITAL GP L.L.C.,

By:
	/s/	Ioannis E. Lazaridis
	Name:	Ioannis E. Lazaridis
	Title:	Chief Executive Officer and Chief Financial Officer of Capital GP L.L.C.

CAPITAL SHIP MANAGEMENT CORP.,

By:
	/s/	Nikolaos Syntichakis
	Name:	Nikolaos Syntichakis
	Title :	Attorney-in-Fact